UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report  (Date of earliest event reported):

April 1, 2011

CACHE, INC.
____________________________________________
(Exact name of registrant as specified in its charter)

Florida	0 -10345	59 -1588181
__________	______________________	_____________
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of		Identification
incorporation)		Number)

1440 Broadway, New York, New York 10018
________________________________
(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 575-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02                      RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On April 1, 2011, Cache, Inc. (the “Company”) issued a press release (the "Press Release") announcing its results for the thirteen- and fifty-two week periods ended January 1, 2011.  The Press Release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01                      EXHIBITS

99.1	Press release regarding results for the thirteen- and fifty-two week periods ended January 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 1, 2011	CACHE, INC.

By: /s/ Margaret Feeney

Margaret Feeney
Executive Vice President and Chief Financial Officer

Exhibit 99.1

	Company Contact:	Maggie Feeney
Executive Vice President and
Chief Financial Officer
FINAL		Cache Inc.
(212) 575-3206

	Investor Relations:	Allison Malkin
ICR, Inc.
(203) 682-8225

CACHE REPORTS FOURTH QUARTER AND FISCAL 2010 RESULTS
Cash and Marketable Securities Total $28 million at Year End
Expects First Quarter 2011 Comparable Store Sales to Increase 7%

New York, New York – April 1, 2011 – Cache Inc., (NASDAQ: CACH), a specialty chain of women’s apparel stores, reported results for the thirteen (“fourth quarter”) and fifty-two week periods (“fiscal 2010”) ended January 1, 2011. Fiscal 2009 represented a 53-week year and as such, the fourth quarter and fiscal year 2010 periods compare to the fourteen and fifty-three week periods ended January 2, 2010 last year.  The Company noted that the fifty-third week in fiscal 2009 contributed $4.7 million to net sales, $1.3 million to pre-tax income and $0.05 per diluted share in the fourth quarter and $0.06 per diluted share, respectively, in fiscal 2009.

 Fiscal 2010 results include other charges totaling $17.8 million, or $1.04 per diluted share.   These charges break down as follows: (i) a $9.1 million non-cash impairment charge pre-tax or $0.44 per diluted share against the remaining carrying value of the Company’s goodwill associated with its AVD reporting unit; (ii) a $5.7 million non-cash income tax charge or $0.44 per diluted share, related to a valuation allowance against net deferred tax assets as required under U.S. generally accepted accounting principles (“GAAP”);  (iii) other legal expenses of $2.1 million pre-tax or $0.10 per diluted share; and (iv) a $974,000 pre-tax non-cash store impairment charge or $0.05 per diluted share.

For the 13-week period ended January 1, 2011 (compared to the 14-week period ended January 2, 2010):
●
Net sales decreased 14% to $55.9 million from $65.0 million in the fourth quarter of fiscal 2009. Comparable store sales declined 6%, as compared to a decrease of 7% in the fourth quarter of fiscal 2009;

●
Pre-tax loss totaled $13.8 million and included $10.5 million of other charges, or $0.51 per diluted share; including (i) $9.1 million related to the write-off of the remaining carrying value of the Company’s goodwill associated with its AVD reporting unit; (ii) $974,000 in store asset impairment; and (iii) $459,000 in other legal expenses. This compares to pre-tax loss of $2.3 million, which included $2.7 million in non-cash impairment charges in the fourth quarter of fiscal 2009;

●
Income tax provision totaled $391,000 and included a $5.7 million non-cash income tax charge related to the valuation allowance and compares to an income tax benefit of $1.2 million in the fourth quarter of fiscal 2009;

●
Net loss totaled $14.2 million or ($1.11) per share and included the following costs: (i) $5.7 million or $0.44 per diluted share, related to the valuation allowance against net deferred tax assets as required under GAAP; (ii) $5.6 million non-cash impairment charge after tax or $0.44 per diluted share against the remaining carrying value of the Company’s goodwill associated with its AVD reporting unit; (iii) a $603,000 after-tax non-cash store impairment charge or $0.05 per diluted share; and (iv) $284,000 or $0.02 per diluted share in other legal  expenses;

●
Net loss in the fourth quarter of fiscal 2009 was $1.2 million or ($0.09) per diluted share; including (i) $1.3 million or $0.10 per diluted share related to non-cash impairment charges; (ii) $68,000 or $0.01 per diluted share related to a non-cash state income tax valuation allowance which were partially offset by $94,000 or $0.01 per diluted share due to a reduction in employee separation charges and store exit costs;

●
Adjusted net loss for the 13-week period in fiscal 2010 was $2.0 million or $0.16 per diluted share and excludes impairment costs, other legal expenses and the tax valuation allowance described above.  This compares to adjusted net income of $103,000 or $0.01 per diluted share for the fourth quarter of 2009, excluding impairment charges, employee separation charges, store exit cost reductions and state income tax valuation allowance.

Thomas Reinckens, Chairman and Chief Executive Officer, commented: “2010 marked a pivotal year where we made strides to position our Company for long term growth in sales and profitability.  During the year, we focused on realigning our business processes and optimizing our new design and merchandise talent, with a goal of elevating product assortments to broaden our reach, while maintaining the sophistication and style that our customers expect of us. At the same time, we maintained our stringent control of expenses and inventory. While our 2010 results were pressured, as it took time for our team and initiatives to take hold, our efforts are paying dividends for us as we begin the spring season and we are optimistic for the 2011 fiscal year.”

“We are excited about the opportunities to drive increased sales productivity and improved profitability in 2011, with our first quarter performance aligned with this goal,” Mr. Reinckens continued.  “As we begin 2011, consumers have responded favorably to our assortments across categories, leading to a 7% increase in comparable store sales and improvement in merchandise margins during the first quarter to date, as compared to the first quarter of 2010. We expect to report a significant improvement in our first quarter results. As we look ahead, our priorities will focus on generating consistent selling deliveries and increased merchandise margins, as we leverage our strengthened design and merchandise talent, as well as continuing improvement of our sourcing and distribution infrastructure. We believe that the major restructuring orchestrated in 2010, will lead to improved sales and operating performance in 2011, as well as sustained growth in the future.”

For the 52-week period ended January 1, 2011 (compared to the 53-week period ended January 2, 2010):
●	Net sales decreased 6.0% to $206.5 million from $219.8 million in fiscal 2009. Comparable store sales decreased 2.3%, as compared to a decrease of 18% in fiscal 2009;
●
Net loss totaled $22.4 million or ($1.76) per share and included the following costs: (i) $5.7 million, or $0.44 per diluted share related to the valuation allowance against net deferred tax assets as required under GAAP. (ii) $5.6 million non-cash impairment charge after tax or $0.44 per diluted share against the remaining carrying value of the Company’s goodwill associated with its AVD reporting unit; (iii) a $603,000 after-tax non-cash store impairment charge or $0.05 per diluted share; and (iv) $1.3 million, or $0.10 per diluted share in other legal expenses. This compares to a net loss of $8.7 million or ($0.68) per diluted share in fiscal 2009, including (i) $1.6 million or $0.13 per diluted share in non-cash impairment charges; (ii) $1.2 million or $0.09 per diluted share in employee separation charges; and (iii) $68,000 or $0.01 per diluted share related to a non-cash state income tax valuation allowance;

●
Adjusted net loss for fiscal 2010 was $9.2 million or ($0.72) per share and excludes impairment,  tax valuation  allowance and legal fees described above and compares to an adjusted net loss of $5.8 million or ($0.46) per share in fiscal 2009, excluding non-cash impairment, employee separation charges, tax valuation allowance and reductions in store exit costs.

Fourth Quarter and Full Year Operating Results

Gross profit for the fourth quarter of fiscal 2010 was $21.3 million, or 38.1% of net sales, compared to $26.5 million, or 40.9% of net sales, in the fourth quarter of fiscal 2009. For fiscal 2010, gross profit was $78.9 million, or 38.2% of net sales, compared to $87.8 million, or 39.9% of net sales, in fiscal 2009. The gross profit decline in the fourth quarter and fiscal year was primarily driven by de-leverage of store occupancy expenses and increased markdowns as a percent of sales, as compared to the prior year, in addition to an increase in operational costs related to the Company’s design, productions and sourcing departments. The gross profit for the fifty-third week in fiscal 2009 was approximately $2.8 million.

In total, operating expenses were $35.1 million, or 62.9% of net sales, as compared to $28.9 million, or 44.4% of net sales, in the fourth quarter of fiscal 2009. For fiscal 2010, total operating expenses were $106.0 million, or 51.3% of net sales, compared to $102.2 million, or 46.5% of net sales, in fiscal 2009.  The increase in operating expenses for the fourth quarter and fiscal year 2010 was primarily driven by non-cash impairment charges incurred in the fourth quarter of 2010 and other legal expenses in the fourth quarter and fiscal year 2010. Operating expenses for the fifty-third week in fiscal 2009 were approximately $1.5 million.

Income Tax Valuation Allowance

GAAP requires that the Company assess whether a valuation allowance should be established against its deferred tax assets based on the consideration of all available evidence using a “more likely than not” standard.  In making such judgments, significant weight is given to evidence that can be objectively verified.  A company’s current or previous losses are given more weight than its projected future performance.  Consequently, based on available evidence, in particular the three-year historical cumulative losses, the Company recorded a valuation allowance against its net deferred tax asset. The recording of a valuation allowance has no impact on cash and does not preclude the Company from utilizing the full amount of the deferred tax asset in future profitable periods.

At January 1, 2011, cash and marketable securities totaled $28.0 million, as compared to $37.0 million in cash and marketable securities at January 2, 2010. Total inventory at cost decreased 4.9% at year end from the prior-year period. Working capital decreased by $13.7 million to $28.3 million from $41.9 million at January 2, 2010.

A table summarizing financial results follows:

	52 Wks Ended	53 Wks Ended	13 Wks Ended	14 Wks Ended
	Jan. 1,	Jan 2,	Jan. 1,	Jan 2,
	2011	2010	2011	2010
	($ thousands, except for per share data, share numbers and store count)
Net sales	$206,519	$219,775	$55,870	$64,962

Pre-tax loss, inclusive of other charges	$(27,071)	$(14,357)	$(13,830)	$(2,325)
Other charges:
Impairment charges	10,066	2,744	10,066	2,744
Other legal expenses	2,096	-	459	-
Store exit costs	-	(65)	-	(65)
Employee separation charge	-	1,987	-	(134)
Pre-tax income (loss), excluding other charges	$(14,909)	$(9,691)	$(3,305)	$220

Income tax provision (benefit), inclusive of other charges	$(4,639)	$(5,663)	$391	$(1,164)
Tax valuation allowance	(5,666)	(68)	(5,666)	(68)
Other charges, tax benefit	4,630	1,863	4,014	1,349
Income tax provision (benefit), excluding other charges	$(5,675)	$(3,868)	$(1,261)	$117

Net loss, inclusive of other charges	$(22,432)	$(8,694)	$(14,221)	$(1,161)
Net income (loss), excluding other charges	$(9,234)	$(5,823)	$(2,044)	$103

Basic loss per share	$(1.76)	$(0.68)	$(1.11)	$(0.09)
Diluted loss per share	$(1.76)	$(0.68)	$(1.11)	$(0.09)

Per share – Impairment charges	$0.49	$0.13	$0.49	$0.10
Per share – Legal expenses	$0.10	-	$0.02	-
Per share – Tax valuation allowance	$0.44	$0.01	$0.44	$0.01
Per share – Store exit costs	-	$(0.00)	-	$(0.00)
Per share – Employee separation charge	-	$0.09	-	$(0.01)
Diluted earnings (loss) per share excluding other charges	$(0.72)	$(0.46)	$(0.16)	$0.01

Basic weighted average shares outstanding	12,779,000	12,795,000	12,795,000	12,751,000
Diluted weighted average shares outstanding	12,779,000	12,795,000	12,795,000	12,751,000

Number of stores open at end of period	282	286	282	286

Store Opening Plans

During the fourth quarter, the Company opened two new stores and closed one existing location, ending the period with 282 stores in operation. For fiscal 2011, the Company expects to open no new additional stores and close approximately four existing locations, ending the year with approximately 278 locations and approximately 565,000 square feet in operation.

First Half Fiscal 2011 Outlook

For the first quarter of fiscal 2011, the Company currently expects comparable store sales to increase approximately 7%, following a 6.8% decline in the first quarter of fiscal 2010.  Gross profit is expected to increase driven by higher net sales and a decline in markdowns, as compared to the first quarter of fiscal 2010. Net loss is expected to be in the range of $0.07 to $0.09 per diluted share, as compared to a net loss of $0.32 per diluted share in the first quarter of fiscal 2010.

For the second quarter of fiscal 2011, the Company currently expects comparable store sales to increase in the mid-single digit range following a 5.1% increase in the second quarter of fiscal 2010. The Company currently expects net income in the range of $0.16 to $0.18 per diluted share for the second quarter, as compared to net income of $0.07 per diluted share in the second quarter of fiscal 2010.

Conference Call Information

The Company announced that it will conduct a conference call to discuss its fourth quarter and fiscal 2010 results on April 4, 2011 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.cache.com. A replay of this call will be available until April 11, 2011 and can be accessed by dialing (877) 870-5176 and entering PIN number 369298.

About Cache, Inc.

Cache is a nationwide, mall-based specialty retailer of sophisticated sportswear and social occasion dresses targeting style-conscious women who have a youthful attitude and are self-confident. We currently operate 280 stores, primarily situated in central locations in high traffic, upscale malls in 43 states, the Virgin Islands and Puerto Rico.

Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Although Cache, Inc. believes the statements are based on reasonable assumptions, there can be no assurance that these expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, ability to successfully open new stores, dependence on management, dependence on vendors and distributors, reliance on foreign manufacturers, material weakness in our internal controls, industry trends, merchandise and fashion trends, competition, seasonality and changes in general economic conditions and consumer spending patterns, as well as other risks outlined from time to time in the filings of Cache, Inc. with the Securities and Exchange Commission.

CACHE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	January 1,	January 2,
ASSETS	2011	2010

Current assets:
Cash and equivalents	$4,609,000	$5,516,000
Marketable securities	20,923,000	29,999,000
Certificates of deposit - restricted	2,500,000	1,500,000
Receivables, net	2,855,000	3,411,000
Income tax receivable	50,000	3,438,000
Inventories, net	15,789,000	16,599,000
Prepaid expenses and other current assets	5,029,000	4,943,000
Total current assets	51,755,000	65,406,000

Equipment and leasehold improvements, net	24,753,000	31,713,000
Goodwill	-	9,092,000
Intangible assets, net	102,000	102,000
Other assets	9,380,000	4,684,000

Total assets	$85,990,000	$110,997,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$8,273,000	$7,624,000
Note payable	1,518,000	1,408,000
Accrued compensation	2,551,000	2,668,000
Accrued liabilities	11,150,000	11,783,000
Total current liabilities	23,492,000	23,483,000

Note payable	319,000	1,425,000
Other liabilities	13,867,000	15,806,000

STOCKHOLDERS' EQUITY

Common stock	165,000	164,000
Additional paid-in capital	48,015,000	47,555,000
Retained earnings	39,927,000	62,359,000
Treasury stock, at cost	(39,795,000)	(39,795,000)
Total stockholders' equity	48,312,000	70,283,000

Total liabilities and stockholders' equity	$85,990,000	$110,997,000

CACHE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	52 Weeks Ended	53 Weeks Ended
	January 1,	January 2,
	2011	2010

Net sales	$206,519,000	$219,775,000

Cost of sales, including buying and occupancy	127,662,000	131,990,000

Gross profit	78,857,000	87,785,000

Expenses
Store operating expenses	75,901,000	79,167,000
General and administrative expenses	19,987,000	18,341,000
Exit costs	-	(65,000)
Impairment charges	10,066,000	2,744,000
Employee separation charge	-	1,987,000
Total expenses	105,954,000	102,174,000

Operating loss	(27,097,000)	(14,389,000)

Other income (expense):
Interest expense	(117,000)	(186,000)
Interest income	143,000	218,000

Loss before income taxes	(27,071,000)	(14,357,000)

Income tax benefit	(4,639,000)	(5,663,000)

Net loss	$(22,432,000)	$(8,694,000)

Basic loss per share	$(1.76)	$(0.68)

Diluted loss per share	$(1.76)	$(0.68)

Basic weighted average shares outstanding	12,779,000	12,795,000

Diluted weighted average shares outstanding	12,779,000	12,795,000

CACHE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	13 Weeks Ended	14 Weeks Ended
	January 1,	January 2,
	2011	2010

Net sales	$55,870,000	$64,962,000

Cost of sales, including buying and occupancy	34,563,000	38,415,000

Gross profit	21,307,000	26,547,000

Expenses
Store operating expenses	20,135,000	21,327,000
General and administrative expenses	4,939,000	5,000,000
Exit costs	-	(65,000)
Impairment charges	10,066,000	2,744,000
Employee separation charge	-	(134,000)
Total expenses	35,140,000	28,872,000

Operating loss	(13,833,000)	(2,325,000)

Other income (expense):
Interest expense	(23,000)	(40,000)
Interest income	26,000	40,000

Loss before income taxes	(13,830,000)	(2,325,000)

Income tax provision	391,000	(1,164,000)

Net loss	$(14,221,000)	$(1,161,000)

Basic loss per share	$(1.11)	$(0.09)

Diluted loss per share	$(1.11)	$(0.09)

Basic weighted average shares outstanding	12,795,000	12,751,000

Diluted weighted average shares outstanding	12,795,000	12,751,000